Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (FILE NO. 333-291280) pertaining to the 2025 Share Incentive Plan of POMDOCTOR LIMITED (the “Company”) of our report dated May 14, 2026, with respect to the consolidated balance sheets of the Company as of December 31, 2025, the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in deficit, consolidated statements of cash flows for one year ended December 31, 2025, and the related notes of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ HYYH CPA. LLC

HYYH CPA. LLC

Baltimore, Maryland

May 14, 2026